                                 EXHIBIT 2.06

     THIS ASSET PURCHASE AGREEMENT dated the 11th day of July, 1996.


BETWEEN:


          IAM/ENVIRONMENTAL, INC., a corporation incorporated under the
          ----------------------
          laws of the State of Texas

          (hereinafter called the "Vendor")

          -and-

          PHILIP ENVIRONMENTAL SERVICES CORPORATION, a corporation
          -----------------------------------------
          incorporated pursuant to the laws of the State of Missouri

          (hereinafter called the "Purchaser")


     WHEREAS the Vendor carries on the business of lead and asbestos removal, site remediation, industrial services, and related activities;

     AND WHEREAS the Vendor, as part of such business, operates warehouses and offices which capabilities include remediation of lead and asbestos contamination;

     AND WHEREAS the Purchaser wishes to purchase from the Vendor and the Vendor wishes to sell to the Purchaser, certain property and assets pertaining to the lead and asbestos removal and site remediation and industrial services division of such business located in Texas and Florida upon the terms and conditions herein contained;

     AND WHEREAS, the Purchaser wishes to acquire and assume the benefits, burdens and obligations under customer contracts of the Business (as defined below);

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of these presents, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and promise and agree with each other as follows:

                                   ARTICLE 1
                                   ---------
                                  DEFINITIONS
                                  -----------

1.1 In this Agreement and in any amending or supplemental agreement hereto, unless the subject matter or context is inconsistent therewith, the following words and phrases shall have the meanings set forth below:

(a) "Act" means the Texas Business Corporations Act as amended from time to time, and all regulations thereunder;

(b) "Accounts Payable" shall mean the accounts payable as listed in Schedule 1.1(b);

(c) "Accounts Receivable" shall have the meaning attributed hereto in Paragraph 2.1(m);

(d) "Agreement", "this Agreement", "hereto", "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this Agreement as amended from time to time;

(e) "Bonds" means those bonds which are assumed by the Purchaser as more particularly set out in Schedule 1.1(e);

(f) "Business" means the business of operating two (2) lead and asbestos removal, site remediation and industrial services facilities presently carried on by the Vendor in Houston, Texas and Tampa, Florida;

(g) "Change of Control Financial Statements" means financial statements of the Business prepared by the Vendor which include a schedule of the cash flow effect of the excluded assets and excluded liabilities from the Effective Date through the Closing Date, dated as of the Effective Date and based on information as at the Closing Date, which are prepared under generally accepted accounting principles on a basis consistent with the Financial Statements within on hundred and twenty (120) days of the Closing Date;

(h) "Closing" means the completion of the sale and purchase by the Purchaser of the Purchased Assets under this Agreement;

(i) "Closing Date" means the 11th day of July, 1996 or such earlier or later date as may be mutually agreed upon in writing by the parties hereto;

(j) "Contracts" shall have the meaning attributed hereto in Paragraph 2.1(o) hereof;

(k) "Current Assets" means the Accounts Receivable, inventories and prepaid expenses and other current assets as more particularly set out in Schedule 1.1(k);

(l) "Current Liabilities" means the Accounts Payable, insurance premiums financed and taxes and other current liabilities and accrued expenses as more particularly set out in Schedule 1.1(l);

(m) "Customer Contracts" means all customer contracts, whether or not in writing, of the Business, and whether at the bid preparation, bid submitted, contract awarded, work commenced or work completed stage, as listed in Schedule 1.1(m);

(n)    "Effective Date" means April 30, 1996;

(o) "Emcumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(p) "Environmental Laws" means all laws in force and effective as at the date hereof relating in full or in part to the protection of the environment, and includes, without limitation, those Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labeling, advertising, sale, display, transportation, treatment, Release and disposal of Hazardous Substances;

(q) "Equipment" means the equipment beneficially owned by the Vendor and used in the Business, including the equipment more particularly set out in
       Schedule 1.1(t);

(r) "Equipment Leases" means those leases for equipment used in the Business by the Vendor as more particularly set out in Schedule 1.1(r);

(s) "Financial Statements" means the unaudited financial statements of the Business dated December 31, 1995 and the unaudited financial statements for the fiscal period ended April 30, 1996, consisting of the balance sheet and the statement of earnings and retained earnings and changes in financial position and all notes thereto as prepared by the Vendor copies of which are attached as Schedule 1.1(s);

(t) "Fixed Assets" means the machinery, equipment, computer equipment, tools, furniture, furnishings and other miscellaneous items used in or relating to the Business including, without limitation, all those listed in
       Schedule 1.1(t);

(u) "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law as at the date hereof;

     (v) "Leases" means the real property leases for the premises located at 2525 McAllister, Houston, Texas, 77092, and at 4613 Clark Avenue, Tampa, Florida, 33614, as more particularly set out in copies of the Leases attached hereto as Schedule 1.1(v);

     (w) "Leased Premises" means the premises leased by the Vendor for the operation of the Business pursuant to the Leases;

     (x) "Net Assets" means the book value of the Current Assets plus the Fixed Assets being purchased minus the Current Liabilities being assumed by the Purchaser;

     (y) "Permits" shall have the meaning attributed hereto in Paragraph 2.1(j), copies of which are more particularly set out in Schedule 1.1(y);

     (z) "Person" includes an individual, partnership, corporation, trust or unincorporated organization, a government agency or political subdivision thereof, a regulatory body or agency or any combination of the foregoing;

     (aa) "Purchase Price" shall have the meaning attributed thereto in Paragraph 3.1;

     (bb) "Purchased Assets" means the undertakings and assets of the Business, which are to be sold by the Vendor to the Purchaser pursuant to Paragraph 2.1 hereof;

     (cc) "Release" has the meaning prescribed in any Environmental Law and includes, without limitation, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, or placement;

     (dd) "Time of Closing" means 10:00 o'clock in the morning (local time) on the Closing Date, or such earlier or later time on the Closing Date as may be agreed upon by the parties hereto or their respective solicitors.

1.2  Best of Knowledge: Any reference herein to "the best of the knowledge" of
     -----------------
the Vendor will mean the actual knowledge of the Vendor and the knowledge which it would have had if it had conducted a diligent inquiry into the relevant subject matter of Roy G. DiPasquale and Jeffrey A Stocks, the principal executive officers of the Vendor, and onsite managers for each facility of the Business.

1.3  Currency of funds:  Unless otherwise indicated all dollar amounts referred
     -----------------
to in this Agreement are in United States funds.

1.4  Interpretation Not Affected by Headings or Party Drafting:  The division of
     ---------------------------------------------------------
this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement.

1.5  Number and Gender:  When calculating the period of time within or following
     -----------------
which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day.

1.7  Schedules:  The following are the schedules attached to and incorporated in
     ---------
this Agreement by reference and deemed to be part hereof:

     Schedule 1.1(b)-     Accounts Payable
     Schedule 1.1(e)-     Bonds
     Schedule 1.1(k)-     Current Assets
     Schedule 1.1(l)-     Current Liabilities
     Schedule 1.1(m)-     Customer Contracts
     Schedule 1.1(r)-     Equipment Leases
     Schedule 1.1(s)-     Financial Statements
     Schedule 1.1(t)-     Fixed Assets
     Schedule 1.1(v)-     Leases
     Schedule 1.1(y)-     Permits
     Schedule 2.1(e)-     Customer List
     Schedule 2.1(g)-     Inventory
     Schedule 2.1(h)-     Excluded Business Records
     Schedule 2.1(m)-     Accounts Receivable
     Schedule 2.1(n)-     Supply Contracts
     Schedule 2.1(o)-     Contracts
     Schedule 2.2-        Claims Receivable
     Schedule 3.6-        Retainages
     Schedule 3.8-        Allocation of Purchase Price
     Schedule 4.1(t)-     Litigation
     Schedule 4.1(v)-     Employee Matters

     Schedule 4.1(xy)-    Exceptions to Representations and Warranties
     Schedule 6.2(e)-     Non-Competition Agreement
     Schedule 6.2(n)-     Assignment and Assumption of Contracts
     Schedule 6.2(o)-     Management Services Agreement


                                   ARTICLE 2
                                   ---------
                        AGREEMENT OF PURCHASE AND SALE
                        ------------------------------

2.1  Purchased Assets: Subject to the terms and conditions hereof, the Vendor
     ----------------
hereby agrees to sell, assign, transfer and convey to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor all of the property, assets and undertakings (other than the property and assets described in Paragraph 2.2) used in the operation of the Business, including, without limiting the generality of the foregoing:

     (a) Machinery, Equipment and Furniture: all machinery, equipment, computer equipment, tools, furniture, furnishings and other miscellaneous items used in or relating to the Business including, without limitation, all those listed in Schedule 1.1(t) attached hereto;

     (b) Leased Equipment and Vehicles: to the extent transferable and in accordance with the terms thereof, all right, title and interest of the Vendor in and under leases of equipment and vehicles used in or relating to the Business including, without limitation, all leases and other agreements listed in Schedule 1.1(r) attached hereto;

     (c) Prepaid Expenses: all prepaid expenses which are usable and consumable in the ordinary course of the business relating to the business as of the Time of Closing;

     (d) Leased Premises and Leasehold Improvements: all right, title and interest of the Vendor in and to the Leased Premises and under the Leases (all of which are described in Schedule 1.1(v) attached hereto) including, without limitation, any prepaid rent and security deposits thereunder and all leasehold improvements owned by the Vendor and forming part of the Leased Premises;

     (e) Customer Lists and Information: all customer lists, files, data and information relating to customers and prospective customers of the Business as of the Time of Closing including, without limitation, the customer list which has been delivered by the Vendor to the Purchase prior to the date hereof, which most current customer list is attached hereto as Schedule 2.1(e);

(f) Warranty Rights and Maintenance Contracts: the full benefit, to the extent transferable, of all warranties and warranty rights (express and implied) against manufacturers or sellers which apply to any of the Purchased Assets and all maintenance contracts on machinery, equipment and the other Purchased Assets;

(g) Inventories: all inventories of or relating to the Business as of the Time of Closing including those described on Schedule 2.1(g);

(h) Business Records: all books, records, files and documents relating to the Business, including without limitation, books of account, ledgers, journals, sales and purchase records, lists of suppliers, credit information, cost and pricing information, business reports, plans and projections and all other correspondence, data and information, financial or otherwise, in any format and media whatsoever, related to the Business except those records described in Schedule 2.2(h);

(i) Goodwill: the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor;

(j) License Rights and Permits: all licenses, permits and other rights and privilege, to the extent transferable, owned or held by the Vendor including those described in Schedule 1.1(y);

(k) Regulatory Licenses: all licenses, registrations and qualifications of the Business required by any governmental or regulatory authority, to the extent transferable, including those described in Schedule 1.1(y);

(l) Insurance Benefits: any benefits payable under the insurance policy which is assumed by the Purchaser pursuant to Paragraph 4.1(v)(aa) in respect of claims based on occurrences prior to the Time of Closing as included in assets and balance sheets contained in the Financial Statements and the Change of Control Financial Statements;

(m) Accounts Receivable: the accounts receivable as listed in Schedule 2.1(m) attached hereto plus the account receivable generated by the Business from the Effective Date to the Time of Closing, less such accounts receivable as were collected by the Vendor to the Time of Closing;

(n) Supply Contracts: the full benefit of all contracts, to the extent transferable, providing for the supply of goods and services to the Business which are referred to in Schedule 2.1(n);

     (o) Contract: all right, title and interest of the Vendor in, to and under, and the full benefit of, all other contracts and agreements of or pertaining to the Business, to the extent transferable, to which the Vendor is party, including the Customer Contracts and those set out in Schedule 2.1(o) attached hereto;

     (p) Other Agreements: all of the Vendor's right, title and interest to and under all contracts and agreements (written or oral) relating directly or indirectly to the Business, to the extent transferable, as required for the operation of the Business, subject to the Purchaser's review and acceptance of such contracts and agreements prior to the Closing Date.

(all of which property and assets are herein collectively referred to as the "Purchased Assets").

2.2  Excluded Assets: There shall be specifically excluded from the Purchased
     ---------------
Assets the following property and assets of the Vendor pertaining to the
Business: (i) all cash, bank balances, money in possession of banks and other depositories, term or time deposits and similar cash items of, owned or held by or for the account of the Vendor, as set out in the Balance Sheet for the fiscal period ended April 30, 1996 contained in the Financial Statements; (ii) the assets and liabilities for a joint venture between the Vendor and RMA Environmental Inc.; and (iii) the claims receivable set out in Schedule 2.2.

2.3  Assumed Liabilities: Subject to the terms and conditions hereof, the
     -------------------
Purchaser shall assume the following obligations of the Vendor pertaining to the Business upon Closing:

     (a) the Current Liabilities as at the Effective Date, a complete and accurate list of which is attached hereto as Schedule 1.1(l), together with all current liabilities incurred in the ordinary course of business through the Closing Date;

     (b) all remaining obligations under the Equipment Leases, the Leasings, the Bonds, and all Contracts to be assigned to the Purchaser as at the Effective Date, it being agreed that any obligations under such leases and contracts which occurred or arose prior to the Effective Date are not being assumed by the Purchaser and shall remain the liability of the Vendor, unless such liability is contained in Schedule 1.1(e) or
          Schedule 1.1(l); and

     (c)  completion of the Customer Contracts in accordance with Paragraph
          5.3(b).

2.4  Retained Liabilities and Indemnity: The Purchaser will not assume and will
     ----------------------------------
not be liable for, and the Vendor will indemnify and save harmless the Purchaser, its officers, directors, employees, agents and shareholders from and against, all obligations, commitments, expenses, costs and liabilities of and claims against the Vendor (whether absolute, accrued or contingent) relating to the Business, except for the assumed liabilities outlined in paragraph 2.3 above or to the extent accrued for on the Financial Statements and assumed by the Purchaser or covered by insurance continued by the Purchaser pursuant to Paragraph 4.1(v)(aa). Without limiting the generality of the foregoing, it is agreed that the Purchaser will have no liability for any of the following obligations and liabilities (with the exception of those outlined in Paragraph 2.3 above):

     (a) all liabilities in respect of all indebtedness of the Vendor to all persons;

     (b) all product liability claims and liabilities for product claims relating to any product or service of the Business produced, sold, performed or delivered prior to the Closing Date that will not be covered by any insurance pertaining to the Business;

     (c) all liabilities for all taxes, duties, levies, assessments and other such charges, including any penalties, interests and fines with respect thereto, payable by the Vendor to any federal, state, local or other governmental agency, authority, board, bureau or commission, domestic or foreign, including, without limitation, any taxes in respect of or measured by the sale, consumption or performance by the Vendor of any product or service prior to the Effective Date and pursuant to any legislation in respect of all remuneration payable to all persons employed in the Business prior to the Effective Date, except that the Purchaser shall be liable for timely payment in respect of two-thirds of the 1996 property tax bills of the Business.

     (d) all liabilities for salary, bonus, vacation pay and other compensation and all liabilities under employee benefit plans of the Vendor relating to employment of all persons in the Business prior to the Effective Date;

     (e) all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Vendor of the employment of any employee of the Business who does not accept the Purchaser's offer of employment made in accordance with Paragraph 5.1(a) and in respect of any employee of the Business who is not offered permanent employment by the Purchaser;

     (f) all liabilities for claims for injury, disability, death or workers' compensation (except for claims in respect of which there is coverage pursuant to the Workers' Compensation insurance Plan assumed by the Purchaser pursuant to Paragraph 4.1(v)(aa)) arising from or related to employment in the Business prior to the Effective Date;

      (g) all obligations and liabilities and any claims against third parties which arise pursuant to any bonds which are not specifically assumed by the Purchaser pursuant to Paragraph 2.3(b); and

      (h) all liabilities which existed or arose prior to the Time of Closing as a result of non-compliance with any Environmental Law.

2.5   Payment of Taxes:  The Purchaser shall be liable for and shall pay all
      ----------------
      applicable federal and state sales tax, excise taxes and all other taxes (other than income taxes of the Vendor), duties and other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets to the Purchaser. The Vendor will do and cause to be done such things as are reasonably requested to enable the Purchaser to comply with such obligation in an efficient manner.

2.6   Sales Tax Clearance:  The vendor hereby represents and warrants to the
      -------------------
      Purchaser that all sales taxes and related interest and penalties in respect of the Business have been fully paid or accrued. The Vendor shall provide, within one-hundred & twenty (120) days of the Closing Date, tax clearances from both the Florida Department of Revenue and the Texas State Comptroller to such effect.


                                   ARTICLE 3
                                   ---------
                  PURCHASE PRICE, ALLOCATION AND ADJUSTMENTS
                  ------------------------------------------


3.1   Purchase Price:  Subject to the adjustments provided for in this
      --------------
      Agreement, the Purchase Price payable by the Purchaser to the Vendor for the Purchased Assets shall be the sum of:

      (a)   One Million, Five Hundred Thousand Dollars ($1,500,000.00); plus

      (b) the value of the Net Assets, in the amount of One Million, Six Hundred & Thirty-Six Thousand, Four Hundred & Seventy-Five Dollars ($1,636,475.00), subject to adjustment under Paragraph 3.3 hereof.

3.2   Effective Date:  The sale and purchase contemplated under this Agreement
      --------------
      shall, when completed on the Closing Date, take effect as of the close of business on the Effective Date and from such time to the Closing Date the Business shall be carried on by the Vendor in the ordinary course for the account of the Purchaser.

3.3   Adjustments to Purchase Price:  Within 120 days of the Closing Date, the
      -----------------------------
      Vendor shall deliver to the Purchaser a copy of the Change of Control Financial Statements. The Change of Control Financial Statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The balance sheet contained in the Change of Control Financial Statements shall be based upon the unaudited balance sheet for the period ended April 30, 1996 contained in the Financial Statements, subject to such adjustments as may result based on such information as becomes available during the period from April 30, 1996 to the close of business the day prior to the Closing Date. Based upon the Change of Control Financial Statements, the parties shall determine any adjustments necessary to the Purchase Price in accordance with the following:

      (a) If the Net Assets reflected on the Change of Control Financial Statements are in excess of One Million, Six Hundred & Thirty-Six Thousand, Four Hundred & Seventy-Five Dollars ($1,636,475.00), then the threshold amount referred to in Paragraph 4.5 shall be increased by such amount.

      (b) If the Net Assets reflected on the Change of Control Financial Statements are less than One Million, Six Hundred & Thirty-Six Thousand, Four Hundred & Seventy-Five Dollars ($1,636,475.00), then the portion of the Purchase Price specified in Paragraph 3.1(b) shall be decreased by an amount equal to One Million, Six Hundred & Thirty-Six Thousand, Four Hundred & Seventy-Five Dollars ($1,636,475.00), minus the value of the Net Assets reflected on the Change of Control Financial Statements.

Any difference which is determined and results from the calculation made in accordance with Paragraph 3.3(b) shall be payable by the Vendor to the Purchaser as an adjustment to the Purchase Price. All adjustments to the Purchase Price shall be made in accordance with Paragraph 3.5 below. Payment of any adjustments to be made by the Vendor shall be satisfied by offsetting and deducting such amount against the amount held back by the Purchaser in accordance with Paragraph 3.5 below.

3.4   Settlement for Net Cash Disbursed:  If the schedule of cash flow effects
      ---------------------------------
contained in the Change of Control Financial Statements establish that the cash disbursed in settlement of liabilities of the Business which were not assumed by the Purchaser exceeds the cash generated on account of assets of the Business which were not purchased by the Purchaser, the difference shall be credited to the Purchaser and settled in accordance with Paragraph 3.5 below.

3.5   Holdback:
      --------

      (a) The Purchaser shall hold back the sum of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) (the "Holdback") from the Purchase Price, and the Holdback shall be dealt with in accordance with the provisions of this paragraph. If the Change of Control Financial Statements vary from the estimate of the Net Assets provided pursuant to Paragraph 3.1(b), any net credit in favour of the Purchaser shall be subtracted from the Purchase Price. If the amount of the net credit is less than the amount of the Holdback, the Purchaser shall be entitled to retain the amount of the net credit from the Holdback, and shall by certified cheque pay, subject to any set-off made pursuant to Paragraph 7.3 determined as of the Settlement Date (as hereinafter defined), the balance of the Holdback to the Vendor within thirty (30) days of the date upon which the Change of Control Financial Statements were delivered (the "Settlement Date"). If the Change of Control Financial Statements establish that cash disbursements in settlement of unassumed liabilities exceed cash generated on account of non-purchased assets in accordance with Paragraph 3.4, any such net credit in favor of the Purchaser shall be payable by the Vendor to the Purchaser and the Purchaser shall be entitled to retain the amount of the net credit from the Holdback. If the amount of the net credits in favour of the Purchaser in respect of the adjustments and settlement made in accordance with Paragraphs 3.3(b) and 3.4 exceed the amount of the Holdback, the Purchaser shall be entitled to retain the full amount of the Holdback, and the Vendor shall pay to the Purchaser by certified cheque the amount by which such net credits exceed the amount of the Holdback. On or prior to the Settlement Date, the parties jointly shall prepare an allocation of the Purchase Price with respect to the Purchased Assets which may be different from the allocations set out in Schedule 3.8 by virtue of the adjustments provided for in this paragraph.

(b) In the event the Purchaser objects in good faith to any aspect of the Change of Control Financial Statements, the Purchaser shall so advise the Vendor by delivery to the Vendor of a written notice (the "Objection Notice") within fifteen (15) days after the delivery to the Purchaser of the Change of Control Financial Statements. The Objection Notice shall set out the reasons for the Purchaser's objection as well as the amount under dispute and the reasonable details of the calculation of such amount. In the event that the parties agree on a resolution of the dispute set out in the Objection Notice, the parties shall confirm this resolution in writing and shall thereafter be bound by such resolution. In the event that the parties are unable to settle any dispute with respect to the Change of Control Financial Statements within fifteen (15) days after the delivery by the Purchaser to the Vendor of the Objection Notice, the auditor for the Purchaser and the auditor for the Vendor shall choose a third accountant (the "Accountant") to make a binding decision as to the generally accepted accounting standards and principles (subject to any adjustments and valuations as provided for in this Agreement). The party against whom the Accountant finds shall bear the cost and expenses incurred by the Accountant. The determination of the Accountant shall be final and binding on all parties. The Change of Control Financial Statements and the Purchase Price shall be adjusted in accordance with the determination of the Accountant. In the event of an Objection Notice, upon resolution of the dispute or a determination by the Accountant, the payment of the Holdback or part thereof, if any, shall be made forthwith by certified cheque to the Vendor.

3.6  Acounts Receivable: On the date being 120 days after the Closing Date, the
     ------------------
Purchaser will re-assign to the Vendor all Accounts Receivable, save and except the retainages set out in Schedule 3.6 as of the Effective Date still outstanding prior to the Closing Date transferred by the Vendor to the Purchaser which the Purchaser has not collected. Such re-assignment shall be dollar-for-dollar, without any set-off or reduction whatsoever. Without limiting the foregoing, it is understood that such re-assignment of Accounts Receivable shall not be reduced or set-off pursuant to the adjustment under Paragraph 3.3, nor shall the Indemnification Threshold (as hereinafter defined) referred to in Paragraph 4.5 be applicable thereto. Upon such assignment, the amount equal to the amount by which the gross amount of such Accounts Receivable less the allowance for doubtful accounts receivable that was reflected in Schedule 2.1(m) exceeds the amount of the Accounts Receivable collected by the Purchaser shall be deducted from the Holdback. It is understood that any payments from customers which are not designated for specific invoices will be applied to the oldest invoices first, regardless of whether the invoices had been issued by the Vendor or are issued by the Purchaser subsequent to Closing. It is further agreed that prior to any re-assignment of Accounts Receivable to the Vendor, the Purchaser will use reasonable best efforts (except that it will have no obligation to bring legal or other proceedings) to collect such Accounts Receivable, and the Purchaser shall take no action which results in the collectibility of such accounts receivable being impaired or compromised. The Vendor may take any reasonable actions after Closing to effect the collection of Accounts Receivable.

3.7  Payment: Subject to the adjustments and Holdback set out in Paragraphs 3.3,
     -------
3.4 and 3.5, the Purchase Price shall be paid by the Purchaser to the Vendor by cash, bank draft or certified cheque at the Time of Closing in the amount of Three Million, One Hundred and Thirty-Six Thousand, Four Hundred & Seventy-Five Dollars ($3,136,475.00).

3.8  Allocation: The Vendor and the Purchaser covenant and agree that the
     ----------
Purchase Price shall be allocated among the Purchased Assets in the manner set out in Schedule 3.8 which allocation shall be prepared by the Purchaser within 45 days of the Closing Date and presented to the Vendor for its prior review and approval, such approval not to be unreasonably withheld.

                                   ARTICLE 4
                                   ---------
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

4.1  Representations and Warranties of the Vendor: To induce the Purchaser to
     --------------------------------------------
enter into this Agreement and to consummate the transaction of purchase and sale herein contemplated, the Vendor hereby represents and warrants, except as set forth on Schedule 4.1(xy), to the Purchaser as follows and hereby acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with the purchase by it of the Purchased Assets:

(i) as to the Vendor:
---------------------

     (a) the Vendor is a corporation duly incorporated and organized pursuant to the laws of the State of Texas and is a validly subsisting corporation under the laws of the State of Texas with full corporate capacity, power and authority (i) to own, lease and operate the Purchased Assets, (ii) to carry on the Business as heretofore conducted by it, (iii) to execute and deliver this Agreement, and all other agreements, documents and instruments to be executed and delivered pursuant hereto, (iv) to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser as herein contemplated, and (v) to otherwise observe, perform, satisfy and carry out its obligations hereunder. Except as otherwise provided herein, to the best knowledge of the Vendor it is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances or orders of public authorities to carry on the Business at the locations and in the manner in which such Business is now being conducted;

     (b) the execution and delivery of this Agreement and all other agreements, documents and instruments to be executed and delivered by the Vendor pursuant hereto or in connection with the completion of the transaction contemplated herein will have been duly authorized and approved by all necessary action of the board of directors of the Vendor on or prior to the Closing Date and by any other necessary corporate action on the part of the Vendor to comply with applicable law;

     (c) no suit, action or any other legal proceedings of any nature, kind or description whatsoever are pending or are threatened against the Vendor which would restrain or otherwise prevent, in any manner, the Vendor from effectually and legally transferring good and marketable title to the Purchased Assets to the Purchaser hereunder, nor are any suits, actions or any other legal proceedings relative to the Vendor, the effect of which would be to cause a lien to attach such property or assets or to divest title to such property or assets from the Vendor hereunder, pending or threatened, and in particular, and without restricting the generality of the foregoing, the Vendor:

          (i) has not had any petition or application for a receiving order in bankruptcy filed against it;

          (ii) has not filed a proposal under any applicable insolvency, bankruptcy or creditor's rights legislation or otherwise taken any proceedings with respect to a compromise or arrangement with its creditors;

          (iii)  has not made a voluntary assignment in bankruptcy;

     (iv) has not taken any proceedings, nor has any person instituted proceedings, to have the Vendor wound up or to have its charters canceled or its corporate existence terminated;

     (v) has not taken any proceedings, nor have any proceedings been filed or taken against it, to have a receiver appointed to all or any part of its property or assets;

     which petition, application, proposal, compromise, arrangement or other proceeding is presently pending and no execution has become enforceable against the Vendor or become levied upon any of its property or assets nor has any encumbrancer taken possession of any of the property or assets of the Vendor;

(d) to the best of the knowledge of the Vendor, no governmental or regulatory authorization, approval, order, consent or filing is required on the part of the Vendor in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor's obligations under this Agreement save and except pursuant to the Permits, the rights under which the Purchaser shall have secured pursuant to the terms of the Management Services Agreement referred to in Paragraph 6.2(o);

(e) nothing prevents the Vendor from fully and timely fulfilling its obligations pursuant to the terms of the Assignment and Assumption of Contracts and the Management Services Agreement referred to in Paragraph 6.2(n) and 6.2(o);

(f) the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding period and present fairly all of the assets, liabilities and financial position of the Business as at December 31, 1995 and April 30, 1996 and the sales, earnings, results of operation and changes in financial position of the Business for the periods ended December 31st, 1995 and April 30, 1996;

(g) since the date of the balance sheet of the Business as at April 30, 1996, there has not been:

     (i) any material change in the financial condition, operations or prospects of the Business or the Purchased Assets other than changes in the ordinary and usual course of business, none of which has been materially adverse;

          (ii) any damage, destruction, loss, labour, concerns or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the assets, properties or future prospects of the Business; or

          (iii) any material charge in the level of the inventories;

     (h) the Accounts Receivable of the Business reflected in the Financial Statements arose from bona fide transactions in the ordinary course of the Business and are valid and fully collectible and enforceable, subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Financial Statements. Such Accounts Receivable are not subject to any set-off or counterclaim save and except for any set-off by the bonding company or a customer pursuant to a Customer Contract arising from Purchaser's improper completion of a job subsequent to the Closing Date;

     (i) this Agreement has been duly and validly executed and delivered by the Vendor and constitutes a valid and legally binding obligation of the Vendor enforceable against it in accordance with the terms hereof, subject to the qualification that enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforceability of creditors' rights and by general equitable principles;

(ii) as to the Purchased Assets:
     --------------------------

     (j) the Vendor, at the Time of Closing will be the sole unconditional owner of, and have good, valid and marketable title to, all of the Purchased Assets free and clear of all Encumbrances, subject to payment of the Current Liabilities and the terms of all leases, conditional sale or other title retention agreements, restrictions, demands, equities, encumbrances and rights of any Persons or every nature, kind and description whatsoever, including without limitation, rights of any Person (other than the Purchaser hereunder) to acquire any ownership interest in or right to possess or occupy any of the Purchased Assets, and the Vendor has the exclusive right and full power and authority to sell, assign, transfer, convey and deliver good and marketable title to such assets to the Purchaser as herein contemplated;

     (k) to the best of the knowledge of the Vendor, all of the Equipment and Leased Equipment used in the operation of the Business are in good condition, repair and proper working order for their intended purposes, and age and such assets have been properly and regularly maintained and are not obsolete unless valued at a nominal value, net of depreciation, on the Financial Statements;

     (l) to the best of the knowledge of the Vendor, the Leases are in good standing with the respective landlords;

     (m) each of the Equipment Leases are in good standing and the Vendor is not in breach of any material terms of each of the Equipment Leases nor has the Vendor received any notice of breach of any terms of each of the Equipment Leases;

     (n) all of the Accounts Receivable are, net of any allowance on the Financial Statements, valid and fully collectible;

     (o) all inventories are in good condition and repair, fit for their intended purpose and not obsolete, or have a nominal value on the Financial Statement;

     (p) the Contracts, true and complete copies of which (or, in the case of oral arrangements, brief and accurate summaries of which) have been delivered to the Purchaser are in good standing and in full force and effect and have not been modified or supplemented in any way and constitute the entire agreement between the Vendor, on the one hand, and the lessee or other co-contractant on the other hand, such that there are no understandings, representations, warranties, allowances, concessions or promises affecting the Vendor's rights or obligations thereunder except as set forth in the said agreements;

     (q) the Vendor, the operation of the Business, the property and assets owned or used by the Vendor, including the Purchased Assets, and the use, maintenance and operation thereof have been and are in compliance with all federal, state and local laws, by-laws, statutes and regulations in force and effective as of the Closing Date, including but not limited to Environmental Laws. Any Release by the Vendor of any Hazardous Substance from the Business or the Purchased Assets into the environment complied and complies with all Environmental Laws. There are no outstanding or potential liabilities relating to the Vendor or the operation of the Business in respect of the transport, disposal or Release of asbestos or lead paint to any third party sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act 1980, or any other Environmental Laws. The Vendor has complied with all reporting and monitoring requirements under all Environmental Laws. The Vendor has not received any notice of any non-compliance with any Environmental Laws, and the Vendor has never been convicted of an offense for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction. The Vendor has no knowledge of any Hazardous Substance in, on or under any

          Purchased Assets other than such Hazardous Substances which may be present in the ordinary course of the Business. Sewer use by the Vendor in the operation of the Business has been and is in compliance with all Environmental Laws, including but not limited to by-law compliance;

     (r) there are no material outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Leased Premises, the Purchased Assets or the Business which have been issued by any regulatory authority, police or fire department, sanitation, environment, labour, health or other governmental authorities or agencies. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. The Business is not being carried on, and none of the Leased Premises or the other Purchased Assets are being operated, in a manner which is in contravention of any statute, regulation, rule, code, standard or policy. No amounts are owing by the Vendor in respect of the Leased Premises to any governmental authority or public utility, other than current accounts which are not in arrears;

     (s)  intentionally deleted

(iii) as to the Condition of the Business:
      -----------------------------------

     (t) except as disclosed in Schedule 4.1(t) attached hereto there are no claims, actions, suits, proceedings (including arbitration proceedings), or investigations (whether or not purportedly on behalf or the Vendor) pending or, to the best of its knowledge, information and belief, threatened at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign, which involves the possibility of materially and adversely affecting the Purchased Assets or the Business; and the Vendor is not aware of any existing ground on which any claim, action, suit, proceeding or investigation might be commenced with any reasonable likelihood of success:

     (u)  during the period between the Effective Date to the Time of Closing,

          (i) the Business was operated in the ordinary course thereof, consistent with past practices;

          (ii) no obligation or liability (fixed or contingent) was incurred except normal trade or business obligations incurred in the ordinary course of the Business, none of which is materially adverse to the Business;

(iv) as to Employee matters;
     ----------------------

     (v)    Schedule 4.1 (v) annexed hereto sets forth:

            (i) the names, current annual salaries, job positions, length of employment and date and amounts of the most recent increases in salaries of all Persons who are employed by the Vendor on a full-time or part-time basis in connection with the Business and including all independent commission agents;

            (ii) particulars of any contracts, commitments, arrangements or understandings, written or oral, with any such employees or agents outstanding on the Closing Date;

            (iii) particulars of any agreements with any labour union or employee associations; and

            (iv) particulars of all employee insurance, hospital or medical expense program, pension, retirement, profit sharing, stock options or other employee benefit plans, programs or arrangements or any executive or key personnel incentives or other special compensation arrangements to which the Vendor is a party or is bound in respect of the employees or agents contemplated in (i) above;

     (w) save as disclosed in Schedule 4.1(v), the Vendor does not have any agreements with any labour union or employee association nor has it made commitments to or conducted negotiations with any union or employee association with respect to any future agreements, and the Vendor is not aware of any current attempts to organize or establish any labour union or employee association for the employees of Vendor;

     (x) the Vendor is not engaged in any material dispute with any of the employees identified in Schedule 4.1(v) annexed hereto and there is not, to the best of the knowledge of the Vendor, now pending or threatened any labour dispute or work stoppage which affects or may affect the Business or may interfere with its continued operations and there are no outstanding breaches of any collective agreement or outstanding or potential grievances;

     (y) the terms and conditions of employment of all such employees of the Business conform with the minimum employment and labour standards requirements laid down by the States of Texas and Florida, as applicable;

        (z) all salaries, workers compensation assessments and surcharges, unemployment insurance assessments, pension remittances, employer health tax remittances, sick day credits, vacation pay including the monetary value of lieu days and associated payroll costs thereof, and similar charges or amounts with respect to all of the employees owing by the Vendor to those of its employees identified in Schedule 4.1(v) annexed hereto will have been paid or accrued up to the Closing Date or adjusted for at the Closing Date;

(v) as to Insurance:
    ---------------
        (aa) all insurance policies relating to the Business are valid and in full force and effect up to the Time of Closing and the Vendor shall retain the benefits and burdens of such policies save and except Zurich-American Worker's Compensation Plan Policy No. WC365224400, which shall continue in full force and effect and be assumed by the Purchaser on Closing;

(vi) Miscellaneous:
     -------------

        (bb) the computer systems, including hardware and software are to the best of the Vendor's knowledge free from viruses;

        (cc) at the Time of Closing, all remittances with respect to state retail sales tax will have been made or accrued up to and including the Closing Date;

        (dd) no representation or warranty of the Vendor contained in the Agreement or contained in any statement, document, certificate or list made, delivered or furnished by or on behalf of the Vendor pursuant to this Agreement or in connection with the consummation of the transaction herein contemplated contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements herein and therein not misleading other than those facts as discovered by the Purchaser while performing its due diligence of the Business.

4.2     Representations and Warranties of the Purchaser:  The Purchaser hereby
        -----------------------------------------------
        represents and warrants to the Vendor as follows and hereby acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale of the Purchased Assets:

        (a) the Purchaser is a corporation duly incorporated and organized pursuant to the laws of the State of Missouri and is a validly subsisting corporation with full corporate capacity, power and authority to enter into this Agreement and carry out its obligations hereunder;

     (b) the execution and delivery of the Agreement, and all other agreements, documents and instruments to be executed and delivered by the Purchaser pursuant hereto or in connection with the completion of the transaction contemplated herein have been duly authorized and approved by all necessary action of the board of directions of the Purchaser on or prior to the Closing Date and by any other necessary corporate action on the part of the Purchaser to comply with applicable law;

     (c) the execution and delivery of the Agreement and all other agreements, documents and instruments to be executed and delivered by the Purchaser pursuant hereto or in connection with the completion of the transaction contemplated herein, and the performance of this Agreement or any other such agreement by the Purchaser will not:

           (i) violate any provision of the Purchaser's Articles of Incorporation or by-laws, or

           (ii) result in the breach of violation of any provision of or constitute a default under any indenture, agreement or other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties may be bound, or

           (iii) to the best knowledge of the Purchaser violate any law, rules or regulations to which the Purchaser is subject.

4.3  Non-Waiver:  No investigations made by or on behalf of either the
     ----------
Purchaser or the Vendor at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting or mitigating any representation or warranty made herein or pursuant hereto or the right of the party or parties to whom such representation or warranty is made to reply on such representation and warranty.

4.4  Nature and Survival of Representations and Warranties:  The representations
     -----------------------------------------------------
and warranties of the parties hereto contained in this Agreement shall survive the Closing and notwithstanding such or any investigation made by or on behalf of either party, shall continue in full force and effect for the following periods:

     (a) for three (3) years after the Closing Date with respect to the representations made in Paragraphs 4.1(i) and 4.1(iii);

     (b) for one (1) year after the Closing Date with respect to the representations made in Paragraph 4.1(ii), except for Paragraph 4.1(ii)(q) relating to Environmental Laws, which representations shall survive for five (5) years after the Closing Date;

     (c) for one (1) year after the Closing Date with respect to the representations made in Paragraphs 4.1(iv) and 4.1(v); and

     (d) For one (1) year after the Closing Date with respect to the representations made in Paragraph 4.1(vi), except for Paragraph 4.1(vi)(dd), which representation shall survive the period from the Closing Date to which the particular representation relates.

4.5  Threshold for Violation of Representations and Warranties.  Save and except
     ---------------------------------------------------------
in respect of the operation of Paragraph 3.6, the Vendor shall only be liable to the Purchaser for any violation of any representation or warranty to the extent the net damages suffered by the Purchaser exceed Seventy-Five Thousand Dollars ($75,000.00) plus such amount as is calculated in accordance with Paragraph 3.3(a). Net damages for purposes of this Section 4.5 shall mean any cost or claim of any nature whatsoever including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment or re-assessment as reduced and/or offset by any net benefit in the relevant Purchased Assets or Assumed Liabilities realized by the Purchaser or accrued on the Change of Control Financial Statements.

                                   ARTICLE 5
                                   ---------

                        OTHER COVENANTS OF THE PARTIES
                        ------------------------------

5.1  Employees
     ---------

     (a)  Offer of Employment. Upon Closing, the Purchaser shall offer
          -------------------
          employment to all employees of the Business, save and except Roy DiPasquale and Jeff Stocks, by way of a letter reasonably acceptable to the Vendor on terms and conditions which are substantially equivalent to those upon which such persons are presently employed by the Vendor. The Purchaser shall not succeed to any rights under any employment agreements between the Vendor and any of its employees.

     (b)  Services, Credits, etc. The Purchaser shall accord to the employees of
          ----------------------
          the Business the service credits and seniority accumulated by such employees while in the employment of the Vendor.

     (c)  Other Benefits. Until Closing, the Vendor shall be responsible for all
          --------------
          wages, bonuses, earned vacations, sick leave, severance pay, and other remuneration benefits for all of the employees of the Business. Thereafter, the Purchaser shall be responsible for all such benefits of such employees.

5.2  Bulk Sales. The Vendor and the Purchaser hereby waive compliance with the
     ----------
     provisions of applicable bulk sales legislation. Notwithstanding the foregoing, the Vendor shall indemnify and hold harmless the Purchaser from and against any and all claims which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, or arising out of such non-compliance unless such non-compliance is a result of the Purchaser's non-satisfaction of assumed liabilities as described herein.

5.3  Other Purchaser's Covenants.  The Purchaser:
     ---------------------------

     (a) shall discharge in accordance with their terms in the timely and usual course of business the Current Liabilities;

     (b) shall complete all Customer Contracts in a timely manner in the ordinary course of business in accordance with their terms;

     (c) can and will, provided the Vendor fulfills all of its obligations, conditions, representations and warranties pursuant to this Agreement, qualify as successor and replacement for the Vendor on all Customer Contracts; and

     (d) shall cause Law Companies Group, Inc. and its affiliates to be released from all indemnities on Bonds for the Vendor which are assumed by the Purchaser within fourteen (14) days of the Closing Date.

5.4  Other Vendor's Covenants.  The Vendor:
     ------------------------

     (a) can and will fulfill all of its obligations, conditions, representations and warranties pursuant to the Assignment and Assumption of Contracts and the Management Services Agreement referred to in Paragraphs 6.2(n) and 6.2(o); and

     (b) shall co-operate sully with and use its best efforts to assist the Purchaser in obtaining assignments of and filing applications for the Permits under its own name.

5.5  Covenant of Philip Environmental Inc.  Philip Environmental Inc. ("PEN")
     ------------------------------------
covenants that should the Purchaser fail to fulfill its covenants contained in Paragraphs 5.3(b) or (d), PEN shall cause the prompt performance of such obligations and shall be liable for and save the Vendor harmless in respect thereof.

                                   ARTICLE 6
                                   ---------
             CLOSING ARRANGEMENTS AND CONDITIONS AND RISK OF LOSS
             ----------------------------------------------------

6.1  Place of Closing: The closing of the transaction contemplated hereto shall
     ----------------
take place at the Time of Closing, on the Closing Date at the Purchaser's offices in Hamilton, Ontario, or at such other place as may be mutually agreed upon by the parties hereto or their respective solicitors and attorneys.

6.2  Conditions of Closing: Except as otherwise set forth in this Agreement,
     ---------------------
completion of the purchase and sale of the Purchased Assets contemplated hereto is subject to the following conditions having been satisfied. The conditions contained in Paragraphs 6.2(a) to (o), both inclusive, are for the exclusive benefit of the Purchaser. The conditions contained in Paragraphs 6.2 (p) to (r) both inclusive, are for the exclusive benefit of the Vendor. All conditions referred to herein are to be satisfied at the Time of Closing. The following are the conditions:

     (a) all of the representations and warranties of the Vendor contained in the Agreement or contained in any certificate or other document delivered to the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as if those representations and warranties had been made on and as of such date, regardless of the date as of which the information in this agreement or in any such certificate or document is given, and there shall have been compliance with the covenants and obligations on the part of the Vendor contained herein which were to have been complied with by the Vendor at or prior to the Time of Closing and the Vendor shall have delivered to the Purchaser a certificate executed by the president or chief executive officer of the Vendor to that effect. The acceptance of such certificate and the completion of the transaction of purchase and sale herein contemplated shall not be a waiver of the covenants, representations and warranties contained herein or in any certificate or other document given pursuant to this Agreement, which covenants, representations and warranties shall continue in full force and effect as provided in Paragraph 4.4 hereof;

     (b) the Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments, consents, releases, discharges and other documents, necessary or reasonably required in the opinion of the Purchaser, to transfer effectively to the Purchaser good and marketable title to the Purchased Assets free and clear of all mortgages, liens, charges, security interests, pledges, adverse claims, conditional sale or other title retention agreements, restrictions, demands, equities, encumbrances and rights of any Person of every nature, kind and description whatsoever (save and except such encumbrances, claims or defects in title as are specifically scheduled or otherwise referenced in this Agreement as being consented to or assumed by the Purchaser);

     (c) the Vendor shall have delivered to the Purchaser possession of the Purchased Assets including documents relating to the Business contemplated in Paragraph 2.1 hereof;

     (d) save and except the Permits, the rights under which the Purchaser shall have secured pursuant to the terms of the Management Services Agreement referred to in Paragraph 6.2(o), the Purchaser shall have obtained or received all material licenses, permits, consents, approvals and authorizations from all appropriate federal, state, local or other governmental or administrative bodies under all applicable laws, regulations, rules and ordinances as may be necessary and appropriate to enable the Purchaser to carry on the Business in the same manner in which such Business in now being carried on by the Vendor or as may be required to permit the change of ownership of the Purchased Assets herein provided for to be completed, without affecting or resulting in the cancellation or termination of any Permit or of any license or permit held by the Purchaser;

     (e) Law Companies Group, Inc. ("Law Group") shall execute a non-competition agreement whereby Law Group agrees to refrain from engaging in any similar business to the Business within Canada or the United States for a period of five (5) years from the Closing Date, which agreement shall be in substantially the form as set forth in
          Schedule 6.2(e);

     (f) on the Closing Date, and except as otherwise contemplated hereunder, title to the Purchased Assets shall be free and clear of all mortgages, liens, charges, security interest, pledges, adverse claims, conditional sale or other title retention agreements, restrictions, description whatsoever and there shall have been no material change to the Purchased assets;

     (g) the Vendor shall not have made from the Effective Date to Closing any capital expenditure, or dispose of any single capital asset, in excess or valued at $5,000.00, except with the Purchaser's prior written consent;

     (h) from the Effective Date to Closing, the Vendor shall not erode the working capital of the Business and, in particular, shall not make any cash outlays or draws other than the collection and settlement of commercial transactions in the normal course of business;

     (i) the Vendor shall provide to the Purchaser within thirty (30) days of the Closing Date the written consent of each lessor or third party under the Equipment Leases and Contracts to the assignment of same to the Purchaser and each of the lessors' and third party's acknowledgments that the Vendor is not in breach of any terms of each of the Equipment Leases and Contracts;

     (j) the Vendor shall assign to the Purchaser as of the Closing Date its interest in two Leases in regard to the properties located 2525 McAllister, Houston, Texas, 77092 and 4613 Clark Avenue, Tampa, Florida, 33614;

     (k) the Vendor shall provide to the Purchaser on the Closing Date, an acknowledgment and consent from each of the landlords under the
          Leases:

     (i) acknowledging that the Vendor shall not be in breach of any terms of the Leases and that each Lease is in good standing as at the Closing Date; and

     (ii) consenting to the assignments of the Leases as contemplating in Paragraph 6.2(j) above.

(l) the Vendor shall have performed or complied with all of its obligations, covenants and agreements hereunder;

(m) the Purchaser shall have secured the approval of the board of directors of Philip Environmental Inc., authorizing and approving the transaction of purchase and sale herein contemplated, and shall have delivered to the Vendor a copy of such resolution of the board of directors evidencing the due authorization of the Purchaser to enter into this Agreement, to consummate the transaction of purchase and sale herein contemplated and to otherwise perform its obligations hereunder;

(n) the Vendor shall deliver to the Purchaser an executed Assignment and Assumption of Contracts in substantially the form set out in Schedule 6.2(n);

(o) the Vendor shall deliver to the Purchaser an executed Management Services Agreement in substantially the form set out in Schedule 6.2(o);

(p) all of the representations and warranties of the Purchaser contained in this Agreement or contained in any certificate or other document delivered to the Vendor pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties have been made on and as such date, regardless of the date as of which the information in this Agreement or in any such certificate or document is given, and there shall have been compliance with the covenants and obligations on the part of the Purchaser contained herein which were to have been complied with at or prior to Closing and the Purchaser shall have delivered to the Vendor a certificate executed by the president or chief executive officer of the Purchaser to that effect. The acceptance of such certificate and the compliance of the transaction of purchase and sale herein contemplated shall not be a waiver of the covenants, representations and warranties contained herein or in any certificate or document given pursuant to this Agreement, which covenants, representations and warranties shall continue in full force and effect as provided in Paragraph 4.4 hereof;

     (q) the Purchaser shall have paid to the Vendor the amount payable at Closing pursuant to Paragraph 3.6 hereof;

     (r) the Purchaser shall have performed or complied with all its obligations, covenants and agreements hereunder.

6.3  Risk of Loss: If, at or prior to the Closing, all or any part of the
     ------------
Purchased Assets are lost, destroyed or damaged by fire or any other casualty, event or circumstance or are expropriated or otherwise seized by governmental or other lawful authority the Vendor shall immediately advise the Purchaser thereof in writing and the Purchaser shall have the option, exercisable by notice in writing to be given by the Purchaser to the Vendor within five (5) business days of the Purchaser receiving the aforesaid notice from the Vendor to either:

     (a) reduce the Purchase Price by the book value of all or any part of the Purchased Assets so lost, destroyed or damaged, or

     (b) in regard to circumstances in which a material part of the Purchased Assets is so lost destroyed or damaged, refuse to complete the transaction contemplated herein by notice to the Vendor and in such event all parties hereto shall be released from all obligations hereunder.

                                   ARTICLE 7
                                   ---------
                                INDEMNIFICATION
                                ---------------

7.1  Indemnification by Vendor: Subject to Paragraph 4.5, the Vendor covenants
     -------------------------
and agrees to indemnify and save harmless the Purchaser, its officers, directors, employees, agents and shareholders from and against any and all losses, damages, liabilities, costs and expenses (including reasonable legal fees and disbursements) suffered or incurred by the Purchaser or any such other Person as a result of, in consequence of or arising out of, under or by reason of:

     (a) any representations or warranty of the Vendor contained in this Agreement or contained in any document or certificate delivered by the Vendor pursuant hereto or in connection with the completion of the transaction herein contemplated being untrue, inaccurate or misleading in any material respect;

     (b) a breach by the Vendor in any respect of any of its covenants or obligations contained herein or contained in any document or instrument delivered by the Vendor pursuant hereto or in connection with completion of the transaction contemplated herein; or

        (c) any liability pertaining to the Business which occurred or arose prior to the Time of Closing except for the liabilities the Purchaser is assuming pursuant to Paragraph 2.3 herein.

7.2     Indemnification by Purchaser: The Purchaser covenants and agrees to
        ---------------------------
        indemnify and save harmless the Vendor from and against any and all losses, damages, liabilities, costs and expenses (including reasonable legal fees and disbursements) suffered or incurred by the Vendor or any such other Person as a result of, in consequence of or arising out of, under or by reason of:

        (a) any representation or warranty of the Purchaser contained in this Agreement or contained in any document or certificate delivered by the Purchaser pursuant hereto or in connection with the completion of the transaction herein contemplated being untrue, inaccurate or misleading in any material respect;

        (b) the failure of the Purchaser to offer employment to employees of the Business in accordance with Paragraph 5.1(a) on terms and conditions which are substantially equivalent to those upon which such persons are presently employed by the Vendor;

        (c) any other breach by the Purchaser in any respect of any of its covenants or obligations contained herein or contained in any document or instrument delivered by the Purchaser pursuant hereto or in connection with the completion of the transactions contemplated herein; or

        (d) any failure by the Purchaser or PEN to fully and timely complete the obligations set forth in Paragraphs 5.3 and 5.4 respectively.

7.3     Right of Set-Off: The Vendor acknowledges that the Purchaser shall have
        ----------------
the right to set any amounts owing by the Vendor to the Purchaser under Paragraph 7.1 against the Holdback referred to in Paragraph 3.5 Such amount shall be determined from the Change of Control Financial Statements as prepared and agreed upon pursuant to Paragraphs 3.3 and 3.4.

                                   ARTICLE 8
                                   ---------
                          GENERAL CONTRACT PROVISIONS
                          ---------------------------

8.1     Notice:
        ------
(1) Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

     (a)   delivered personally to an officer or director of such party;

     (b) sent to the party entitled to receive it by registered mail, postage prepaid, or

     (c)   sent by telecopy machine.

(2)  Notices shall be sent to the following addresses or telecopy numbers:

     (a)   in the case of the Vendor:

           IAM/Environmental, Inc.
           c/o Law Companies Group, Inc.
           3 Ravinia Drive
           Suite 1830
           Atlanta, Georgia  30346
           Attention:  Mr. Darryl B. Segraves, Esq.
                       General Counsel, Executive Vice President & Secretary Fax No.: (770) 390-3289


           with a copy to:

           Porter & Hedges, L.L.P.
           700 Louisiana, 36th Floor
           Houston, Texas
           77002-2764
           Attention: John M. Ransom
           Fax No.: (713) 228-1331


           (b)   in the case of the Purchaser:

           Philip Environmental Services Corporation
           c/o 100 King Street West
           P.O. Box 2440 LCD 1
           Hamilton, Ontario L8N 4J6
           Attention: Colin Soule, Corporate Secretary
           Fax No.: (905) 521-9160


           or to such other address or telecopier number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

                Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall

        (c) if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

        (d) if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business day thereafter is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mails, allowing for such discontinuance of interruption of regular postal service, and,

        (e) if sent by telecopy machine, be deemed to have been given, sent, delivered and received on the date the sender receives the telecopy answer back confirming receipt by the recipient.

8.2     Time of Essence: Time shall be of the essence of this Agreement and of
        ---------------
        every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

8.3     Further Assurances: The parties hereto shall, with reasonable diligence
        ------------------
        do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions, whether before or after the consummation of the transaction contemplated herein.

8.4     Expenses: Each of the parties hereto shall bear its own respective
        --------
        expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and auditors) incurred in connection with the negotiations, preparation and execution of this Agreement, the consummation of the transaction contemplated hereto and any post-closing matters.

8.5     Governing Law:  This Agreement shall be governed by and construed in
        -------------
        accordance with the laws of the State of Texas, which shall be deemed to be the proper law hereof. The Courts of Texas shall have jurisdiction to entertain and determine all dispute and claims, both at law and in equity, arising out of or in any way connected with the construction, breach or alleged, threatened or anticipated breach of this Agreement, and shall have jurisdiction to hear and determine all questions as to the validity, existence or enforceability thereof. The prevailing party shall recover attorneys' fees. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.6  Entire Agreement: This Agreement shall constitute the entire agreement
     ----------------
among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, and there are no representations, warranties or agreements between the parties hereto except as set forth or contemplated herein or in any document or instrument delivered pursuant hereto. This Agreement shall not be amended except by a memorandum in writing signed by all of the parties hereto and any amendment hereof shall be null and void and shall not be binding upon any party which has not given its consent as aforesaid.

8.7  Assignment: Neither this Agreement nor any rights or obligations hereunder
     ----------
shall be assignable by any party hereto without the prior written consent of the other parties hereto, except that the Purchaser shall, without any prior consent required, be entitled to assign this Agreement to a related or affiliated company to be incorporated in the State of Texas or Florida. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representative, successors and permitted assigns.

8.8  Publicity: Save as required by law or by any stock exchange, neither the
     ---------
Purchaser nor the Vendor shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other party hereto on the contents and the manner of presentation and publication thereof. If disclosure is required by law or by any stock exchange, the disclosing party shall consult in advance with the other party hereto and attempt in good faith to reflect such other party's concerns in the required disclosure.

8.9  Counterparts: This Agreement may be executed by the parties in separate
     ------------
counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such counterpart, or longer as required by law.

8.10  Storage and Access to Records: The Purchaser agrees to provide the Vendor
      -----------------------------
(as well as the Vendor's accountants, auditors or other representatives) reasonable use of the Purchaser's (and Vendor's former) employee to gain access to the books and records forming part of the Purchased Assets and otherwise provide reasonable access to such books and records during normal business hours at the premises of the Business, to the extent necessary to complete any financial statements required for this Agreement or otherwise required by the Vendor, to collect any accounts receivable re-assigned by the Purchaser to the Vendor, to prosecute or defend claims or lawsuits, to prepare tax returns and to comply with audits by taxing authorities. The Purchaser will not dipose of any such books and records that were compiled by the Vendor without prior written notice to the Vendor and providing the Vendor with a reasonable opportunity to re-possess such books and records. The provisions of this paragraph shall not merge but shall survive the closing of all transactions contemplated in this Agreement and shall continue in full force and effect for a period of ten (10) years, or longer as required by law.

        IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands and seals.


                                        PHILIP ENVIRONMENTAL SERVICES
                                        CORPORATION


                                        Per: /s/ J. A. Woockroff
                                            ---------------------------
                                                                A.S.O.

                                        IAM/ENVIRONMENTAL INC.


                                        Per: /s/ R. S. [ILLEGIBLE LAST NAME]
                                            ----------------------------
                                                                A.S.O.  RM


        As to the covenant contained in Paragraph 5.5 hereof, agreed to by:

                                        PHILIP ENVIRONMENTAL INC.



                                        Per: /s/ J. A. Woockroff
                                            ---------------------------
                                                                A.S.O.